Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-283548) on Form S-1 and related preliminary prospectus of our reports dated March 12, 2024, relating to the consolidated financial statements of Lazydays Holdings, Inc. (the Company), and the effectiveness of the Company’s internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such preliminary prospectus.

/s/ RSM US LLP

Tampa, Florida
January 7, 2025